EXHIBIT 10a(3)

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
2007 EQUITY COMPENSATION PLAN FOR OUTSIDE DIRECTORS
Amended and Restated Effective January 1, 2019

I.    PURPOSE

The purpose of this Public Service Enterprise Group Incorporated 2007 Equity Compensation Plan for Outside Directors (“Plan”) is to advance the interests of the Company and its stockholders by assisting the Company in attracting and retaining individuals of superior talent, ability and achievement to serve on its Board of Directors.

It is intended that the Plan will be interpreted and administered to prevent taxation under Section 409A of the Code. Any provision of or amendment to this Plan that would cause any amount to be taxable under Section 409A with respect to any individual is void and without effect. Any election by any Partici-pant, and any administrative action by the Committee that would cause any amount to be taxable under Section 409A with respect to any individual is void and without effect under the Plan. In the event that a Participant fails to make a Section 409A-compliant payment election, the Plan’s default payment provisions, as set forth in Subsection V.G and Article VIII, shall apply. It is further intended that the Plan will be amended in accordance with present and future guidance issued by the Treasury Department under Section 885 of the American Jobs Creation Act of 2004.

II.    DEFINITIONS

The following words and phrases shall have the meanings set forth below unless a different meaning is required by the context:

a)	Annual Meeting: The Annual Meeting of Stockholders of the Company.

b)    Board: The Board of Directors of the Company.

c)	Code: The Internal Revenue Code of 1986, as amended.

d)	Committee: Chief Executive Officer of the Company and two other officers appointed by the Chief Executive Officer.

e)	Common Stock: The Common Stock without nominal or par value of the Company.

f)	Company: Public Service Enterprise Group Incorporated, a corporation organized and existing under the laws of the State of New Jersey, or its successor or successors.

g)
Disability: Any physical or mental condition of a permanent nature which, in sole reasonable judgment of the Committee, renders an Outside Director incapable of performing the duties of a member of the Board.

h)	Effective Date: The original Effective Date of the Plan was upon approval by stockholders at the 2007 Annual Meeting of Stockholders. The Plan is being amended and restated effective January 1, 2019.

i)	Exchange Act: The Securities and Exchange Act of 1934, as amended, or as it may be amended from time to time.

j)	NYSE: The New York Stock Exchange, Inc.

k)	Outside Director: A member of the Board on or after the Effective Date who never has been employed by the Company or any of its affiliates.

l)	Participant: An Outside Director who receives a Stock Unit Award under this Plan.

m)	Plan: This Public Service Enterprise Group Incorporated 2007 Equity Compensation Plan for Outside Directors, as it may be amended from time to time.

n)	Securities Act: The Securities Act of 1933, as amended, or as it may be amended from time to time.

o)	Service: A Director’s service as a member of the Board.

p)	Stock Unit Award: An award, representing the right to receive shares of Common Stock upon termination of service as an Outside Director, subject to the provisions of Article IV hereof

q)
Year of Service: The annual period commencing on May 1st of each year and ending at the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders. For any person first elected as a member of the Board after May 1st of any year, his/her first Year of Service shall commence upon his/her election as an Outside Director and shall end at the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders.

III.    SHARES SUBJECT TO THE PLAN

200,000 shares of Common Stock are reserved to satisfy awards of Stock Units pursuant to the terms of this Plan. Such shares may be acquired directly from the Company or, at the discretion of the Company, purchased on the open market by the Company or its agent.

IV.     STOCK UNIT AWARDS

A.	Upon the commencement of each Year of Service as a member of the Board, each Outside Director shall be granted an award of Stock Units in an amount as shall be established from time to time by the Board of Directors. The date of grant shall be the first business day of May. With respect to an Outside Director first elected as a director after May 1 of any year, the date of such Outside Director’s initial award grant under this Plan shall be the first business day of the month next following the Outside Director’s initial election as a member of the Board.

B.
The number of Stock Units to be awarded on any particular date of grant shall be equal to the amount of the award grant (expressed in dollars) divided by the closing price of the Common Stock on the NYSE on the date of grant as provided in Section IV.A, rounded up to the next whole share.

C.
If a Participant fails to complete the Year of Service with respect to which a Stock Unit Award has been granted, other than on account of Disability or death, such Stock Unit Award and any earnings thereon shall be prorated to reflect the portion of the Year of Service actually served by the Participant.

D.
No stock certificates shall be issued in connection with any Stock Unit Award and the Stock Unit Awards shall be evidenced by a bookkeeping account in the name of the Participant maintained by the Company. The Company shall not be required to segregate any amounts credited to these Stock Unit Award accounts, which shall be established merely as an accounting convenience. Amounts credited to the Stock Unit Award accounts shall at all times remain solely the property of the Company subject to the claims of its general creditors. Stock Unit Award accounts shall be credited with dividend equivalents at a rate equal to such dividends as may be declared by the Company on the Common Stock. Such dividends equivalents shall be deemed invested as additional Stock Units at a share price equal to closing price of the Common Stock on the NYSE on the date the transaction is credited.

E.
Until distribution of shares of Common Stock from the Plan, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony, property settlement or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Provided, however, that, in the event that a domestic relations order of any State is received by the Plan and thereafter determined to be a Qualified Domestic Relations Order (QDRO) within the meaning of Code section 414(p) and Code section 414(p) provides that Stock Unit awards are covered thereunder, the portion of the Account of the Participant to which such QDRO is directed shall be apportioned as specified in such QDRO, valued as of the business day preceding the date specified in such QDRO. Upon notice to the Committee that a QDRO is being sought with respect to a Participant’s Account, no distribution shall be made to a Participant until such time as the status of the QDRO is determined. The alternate payee of the Participant’s Account shall thereafter participate in the Plan in accordance with its terms, except such person shall not have the rights or benefits provided in Subsection IV.A If a QDRO is issued and the amount awarded the alternate payee exceeds the value of the Participant’s Account, the amount apportioned shall be limited to the amount then in the account. If a QDRO so provides, benefits may be paid to an alternate payee before they would otherwise be distributable under the Plan, and no such distribution to an alternate payee shall be treated as a distribution to the Participant for purposes of Article V.

F.
No Participant shall have any of the rights of a stockholder (including the right to vote and to receive dividends and other distributions (except as set forth in Section IV (D) and (G)) with respect to Stock Units unless and until shares of Common Stock are actually issued in his/her name.

G.
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Stock, such adjustments, if any, as are appropriate to reflect such change shall be made with respect to outstanding Stock Unit Awards.

H.
Upon a Change in Control of the Company all outstanding Stock Unit Awards shall be considered as having met the requirements of Section IV.C. For the purposes of this Plan, “Change in Control” shall mean the occurrence of any of the following events:

a)
any “person” (within the meaning of Section 13(d) of the Exchange Act is or becomes the beneficial owner within the meaning of Rule 13d‑3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (1) of paragraph (c) below; or

b)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 15, 1998, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation. relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors on April 17, 2007 or whose appointment, election or nomination for election was previously so approved or recommended: or

c)
there is consummated a merger or consolidation of the Company or any direct or indirect wholly owned subsidiary of the Company with any other corporation other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 75% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

d)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing subparagraphs (a), (b), (c) and (d), a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

V.     DISTRIBUTIONS

A.
Upon the termination of a Participant’s service as an Outside Director, or as of such later date as is elected by the Participant under Section V.B., the Company shall issue to the Participant certificates for shares of Common Stock equal to the number of whole Stock Units in his/her account without any legend or restriction of any kind in accordance with such Participant’s distribution elections hereunder.

Any remaining fractional Stock Units shall be paid in cash based upon the closing price of the Common Stock on the NYSE on the day prior to the date of distribution.

B.
By written notice to the Plan filed with the Company’s Secretary, a Participant may elect to have distribution of his/her Stock Unit Award account commence: (1) on the 30th day following the date of termination of the Participant’s Service, (2) on the 15th day of January next following the date of termination of the Participant’s Service or (3) on the 15th day of January of any calendar year following termination of the Participant’s Service, but not later than the January following the Participant’s 72nd birthday, unless the Participant is still a Director at such time, in which case distribution shall commence on the 30th day following the date the Participant ceases to be a Director. Any such election, or any change in such election (by written notice to the Secretary of the Company), shall apply only to future awards. In the event no election is made as to the commencement of distribution, such distribution shall commence on the 30th day following the date the Participant ceases to be a Director of the Company.

This paragraph shall apply to Stock Unit Awards granted on and after January 1, 2012. By written notice to the Plan filed with the Company’s Secretary prior to December 31 of the year prior to the year a Stock Unit Award is granted, a Participant may elect to have distribution of his/her Stock Unit Award account commence: (1) within 30 days following the date of termination of the Participant’s Service, or on a date indicated by the Participant as a specified number of years and/or months following termination of the Participant’s Service. Distribution shall commence within 30 days following the date that the Participant elects. If a Participant does not make an election respect to a Stock Unit Award, such Stock Unit Award shall be distributed to the Participant within 30 days following the date of termination of the Participant’s Service.

C.
By written notice to the Plan filed with the Company’s Secretary, a Participant may elect to receive the distribution of his/her Stock Unit Award account in the form of (1) one lump‑sum payment, or (2) annual distributions over a period selected by the Participant of up to ten years. In the event a lump‑sum payment is made under the Plan, the amount then standing to the Participant’s credit in his/ her Stock Unit Award account shall be paid to the Participant on the date determined under Section V.B. In the case of a distribution over a period of years, the Company shall pay to the Participant, commencing on the date determined under Section V.B, annual installments from the amount then standing to his or her credit in his or her Stock Unit Award account, including earnings credits on the unpaid balance to the date of distribution. The amount of each installment shall be determined by dividing the then unpaid balance, plus earnings credits, in the Participant’s Stock Unit Award account by the number of installments remaining to be paid. If a Participant does not make an election as to the manner of distribution of his or her Stock Unit Award account, such distribution shall be made in the form of a lump sum.

This paragraph shall apply to Stock Unit Awards granted on and after January 1, 2012. By written notice to the Plan filed with the Company’s Secretary prior to December 31 of the year prior to the year a Stock Unit Award is granted, a Participant may elect to receive the distribution of his/her Stock Unit Award account in the form of (1) one lump‑sum payment, or (2) annual distributions over a period of three to fifteen years as selected by the Participant. In the event a lump‑sum payment is made under the Plan, the amount then standing to the Participant’s credit in his/ her Stock Unit Award account shall be paid to the Participant on the date determined under Section V.B. In the case of a distribution over a period of years, the Company shall pay to the Participant, commencing on the date determined under Section V.B, annual installments from the amount then standing to his or her credit in his or her Stock Unit Award account. The amount of each installment shall be determined by dividing the then unpaid balance in the Participant’s Stock Unit Award account by the number of installments remaining to be paid. If a Participant does not make an election as to the manner of distribution of his or her Stock Unit Award account, such distribution shall be made in the form of a lump sum.

D.
In the event of a Participant’s death, the balance of the Participant’s Stock Unit Award account shall be distributed to the Participant’s Beneficiary(ies) in a lump‑sum payment within 30 days following the Participant’s death. A Participant may change Beneficiary designations by filing a subsequent notice with the Secretary of the Company. If a Participant does not make a Beneficiary designation, or if the Beneficiary has predeceased the Participant, such distribution shall be made as a lump‑sum to his/her estate.

E.
Participants may, (i) by notice filed with the Company prior to December 31st of any year, make changes of distribution elections on a prospective basis with respect to future grants of Stock Unit Awards; and (ii) by notice filed with the Company, make changes of distribution elections with respect to prior deferred compensation as long as (A) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (B) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred (and with respect to Stock Unit Awards granted before January 1, 2012, such an election may not defer payment beyond the later of the January following the Participant’s 72nd birthday or the Participant’s termination of service as a director). For the purposes of this subsection V.E, with respect to Stock Unit Awards granted before January 1, 2012, if a Participant has elected a distribution in installments, each installment shall be deemed a separate election. With respect to Stock Unit Awards granted on and after January 1, 2012, if a Participant has elected a distribution in installments, installment payments shall be treated as one payment.

F.	Notwithstanding any other provision of the Plan, if the Board, by vote of the

Outside Directors, other than the Participant making the claim, shall determine in its sole discretion that the time of payment of a Participant’s Stock Unit Award account should be advanced because of protracted illness or other undue hardship, then the Board may advance the time or times of payment (whether before or after the date of Participant’s termination of service as a Director) of an amount or amounts needed to meet the emergency in accordance with the requirements of Section 409A and the regulations promulgated thereunder.

G.
Distribution in Case of Certain Tax Events - If, with respect to any Participant, the Plan fails to meet the requirements of the Code with respect to the deferral of tax liability, the Company may accelerate distribution from a Participant’s Account amounts sufficient to meet such Participant’s resulting Federal, State, Local and/or Foreign tax liability (including any interest and penalties).

VI.    FURTHER CONDITIONS

A.
Unless the shares of Common Stock to be distributed pursuant to the Plan have been registered with the Securities and Exchange Commission under the Securities Act prior to issuance, the Participant receiving such shares must represent in writing to the Company that such shares of Common Stock are being acquired for investment purposes only and not with a view towards the further resale or distribution thereof and must supply to the Company such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with the Securities Act.

B.
The Company shall not be obligated to deliver any shares of Common Stock until they have been listed on each securities exchange on which the shares of Common Stock may then be listed or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

C.
The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the award of Stock Units or the distribution of any Common Stock, including, but not limited to (i) the withholding of delivery of certificates for shares of Common Stock until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, (ii) the canceling of any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold or (iii) withholding the amount due from any such Participant’s other compensation.

VII.    ADMINISTRATION

The Plan shall be administered by the Committee, which shall establish rules and regulations regarding the administration and operation of the Plan including acceptable forms of notices under the Plan.

VIII.    TERMINATION, MODIFICATION AND AMENDMENT

Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company, by the Board of Directors, reserves the right to discontinue its sponsorship of the Plan or to terminate the Plan (or both), at any time, by the action of the Board of Directors. In general, upon the termination of the Plan, the affected Participants shall receive payment of their benefits in accordance with the terms of Article V. However, the Company may, in its discretion, terminate the entire Plan and pay each Participant a single lump-sum distribution of his or her entire Account Balance, in the event that the Company satisfies any of the following:

(a)        such distributions are made between 12 and 24 months following the termination of the Plan, and the Company does not adopt a new plan which would be aggregated with this Plan under IRS guidance under Code Section 409A at any time within the five years following the Plan termination.
(b)        the Plan is terminated within the 30 days preceding or the 12 months following a Change in Control, all payments are made within 12 months of the date of termination, and all substantially similar arrangements sponsored by the Company are terminated as well.
(c)        the Plan is terminated within 12 months of a corporate dissolution, as defined in IRS guidance under Code Section 409A, and lump sum payments are made in the latest of (i) the year of the termination, (ii) the year in which amounts are no longer subject to a substantial risk of forfeiture; or (iii) the first year in which payment is administratively practicable.

The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
.
IX.    NOT A CONTRACT FOR CONTINUED SERVICE

Nothing contained in the Plan or in any stock unit agreement executed pursuant hereto shall be deemed to confer upon any Outside Director to whom Stock Unit Awards are or may be awarded hereunder any right to remain a member of the Board or in any way limit the right of the Board or the Stockholders to terminate or fail to renominate or reelect any such Outside Director as a member of the Board.

X.    MISCELLANEOUS

A.	The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged against any award or to any Outside Director receiving an award.

B.	This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of New Jersey.

C.
The captions and section numbers appearing in this Plan are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Plan. In this Plan, words in the singular number include the plural and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender.

D.	Whenever the time for payment or performance hereunder shall fall on a weekend or public holiday, such payment or performance shall be deemed to be timely if made on the next succeeding business day.